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                                                                    EXHIBIT 23.8



                         Independent Auditors' Consent
                         -----------------------------


The Board of Directors
The Loewen Group Inc.

We consent to incorporation by reference in the Registration Statement on Form S-3 of The Loewen Group Inc. of our report dated May 31, 1996, with respect to the consolidated balance sheet of Ourso Investment Corporation and Subsidiaries as of December 31, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K/A No. 2 of The Loewen Group Inc. dated July 5, 1996.


/s/ KPMG Peat Marwick LLP
KPMG PEAT MARWICK LLP

New Orleans, Louisiana
August 16, 1996